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EXHIBIT 99.1


W.A. "BILL" ALEXANDER, FORMER KIRBY EXPLORATION, VP OF ENGINEERING & OPERATIONS, NAMED CHIEF OPERATING OFFICER OF TX HOLDINGS, INC.

MIAMI BEACH, FL --08/2/2006 -) TX Holdings, Inc. (Pink Sheets:TXHG.PK) is very pleased to announce that it has hired W.A. "Bill" Alexander as its Chief Operating Officer. Mr. Alexander joins the Company with extensive experience in all areas of petroleum engineering, field operations and reservoir engineering.

Most recently, he provided consulting expertise to the Energy Industry, was a General Manager at Natomas, N.A., and was the VP of Engineering and Operations at Kirby Exploration Company (NYSE: KEX). Previously, he spent over 15 years at Shell Oil (NYSE:RDS) where he served in various positions, including petroleum engineer, field engineering coordinator-marine division, until such time that he was a reservoir engineer and drilling supervisor. He eventually became Division Petroleum Engineer in Houston where he was responsible for all petroleum engineering functions in east, central and south Texas, including Texas offshore.

Mr. Alexander brings with him an incredibly wide array of knowledge in every aspect of engineering, operations and production; and will be instrumental in assisting the Company as it moves forward with its business plan. "I am excited about joining TX Holdings and am confident that we can bring the wells from their current marginal production into full producing status in the very near future." says Mr. Alexander.

As previously stated, funds from the Private Placement will be utilized in part for the recompletions and work-overs of the Williams, Parks and Contract Area 1 leases.

Mr. Mark Neuhaus, Chairman and President, stated ,"we continue to work hard to develop a comprehensive strategy for the acquisition and development of these and additional oil and gas leases. Hiring Mr. Alexander is the next step which will help the Company to get the leases into production as quickly and efficiently as possible. We are happy to see this project moving forward and are confident that TX Holdings is well positioned to acquire additional leases and options on properties with proven and provable reserves.

ABOUT TX HOLDINGS, INC.

TX Holdings Inc. is an emerging oil and gas exploration, development and production company, focusing on opportunities in primarily the Eastland and Callahan counties in Texas .TX Holdings is currently exploring a number of potential acquisition targets in the region and hopes to announce them soon.

Contact:

Frank Shafer
Investor Relations
TX Holdings, Inc.
(586) 354-4242
www.txholdings.com

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SAFE HARBOR STATEMENT

The information provided in this Press Release does not constitute an offer or a solicitation of an offer for the purchase or sale of any shares or other securities of TX Holdings, Inc. There are substantial risks associated with investing in development stage energy exploration companies. No securities commission or similar authority has in any way approved any of the information contained in this press release.

Forward-looking statements: This press release and other statements by TX Holding Inc. may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "estimate," "position," "assume," "potential," "outlook," "continue," "remain," "maintain," and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," or similar expressions.